Exhibit 99.1

For Release: 5:00 p.m. EDT	Contacts: Julie S. Ryland
Thursday, September 16, 2010	205.326.8421

Energen to Write Off Remainder of Alabama Shale Leasehold

BIRMINGHAM, Alabama – Energen Corporation (NYSE: EGN) said today that it will incur in the 3rd quarter of 2010 a non-cash write-off of unproved capitalized leasehold associated with the remainder of its Alabama shale leasehold. The non-cash charge will total $14.4 million after-tax ($23.2 pre-tax), or 20 cents per diluted share.

The decision came after the company determined that the flow rates from a shallow Conasauga interval and from a multi-stage completion in the Chattanooga shale were insufficient to support economic development. In the Conasauga interval found at depths of 3,000 to 4,000 feet, initial flow rates decreased quickly to non-economic levels; no meaningful flow was generated from the Chattanooga shale formation that was tested across a horizontal length of 3,000 feet at a vertical depth of approximately 7,500 feet.

This write-off removes from the balance sheet all capitalized unproved leasehold costs associated with Energen’s Alabama shales exploration. In the second quarter, Energen wrote off $10 million after-tax, or 14 cents per diluted share, of leasehold associated with the deep, mushwad, Conasauga shale.

“Our efforts did not yield the results we had hoped for,” said James McManus, Energen’s Chairman and Chief Executive Officer. “Ultimately, we believe the shales we tested are of poor reservoir quality and, as a result, will not support economic production.

“Because of the way in which we pursued the Conasauga and Chattanooga opportunities in Alabama, we were able to get an essentially ‘free’ look at these intriguing shales,” McManus said. Energen recorded a $55 million after-tax gain in 2006 following the sale of one-half of its then-200,000 acre lease position to Chesapeake Energy Corporation. Energen’s subsequent investment in leasehold, drilling, and completion approximates the gain.

“Success was never guaranteed, and I believe we pursued the opportunities presented by Alabama shales in our characteristic, risk-minimizing fashion,” McManus said.

Primarily an acquisition and development company focused on domestic, on-shore oil, natural gas, and natural gas liquids, the financially strong energy company expects to close on its latest property acquisition in the Wolfberry trend in the Permian Basin on September 30; this will be Energen’s second property acquisition in the last 15 months, and the company is actively pursuing additional acquisition opportunities that fit its investment criteria.

Energen Corporation is a diversified energy holding company with headquarters in Birmingham, AL. Its two lines of business are the acquisition, development and exploration of domestic, onshore natural gas, oil and NGL reserves and natural gas distribution in central and north Alabama. Energen Resources has approximately 3.5 trillion cubic feet equivalent of proved, probable, and possible reserves in the San Juan, Permian, and Black Warrior basins. Alabama Gas Corporation is the largest distributor of natural gas in Alabama. More information is available at http://www.energen.com.

This release contains statements expressing expectations of future plans, objectives and performance that constitute forward-looking statements made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995. Except as otherwise disclosed, the Company’s forward-looking statements do not reflect the impact of possible or pending acquisitions, divestitures or restructurings. We undertake no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. All statements based on future expectations rather than on historical facts are forward-looking statements that are dependent on certain events, risks and uncertainties that could cause actual results to differ materially from those anticipated. In addition, the Company cannot guarantee the absence of errors in input data, calculations and formulas used in its estimates, assumptions and forecasts. A more complete discussion of risks and uncertainties that could affect future results of Energen and its subsidiaries is included in the Company’s periodic reports filed with the Securities and Exchange Commission.

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